May 2, 2024
Jiri Ponrt
Via Email
Dear Jiri:

On behalf of Groupon, Inc., I am pleased to inform you of the following changes effective as of May 1, 2024 (“Effective Date”).
Annual Bonus Plan: You are eligible for an annual target bonus (the “Annual Bonus”) of $150,000, capped at 150% of the $150,000 target. The actual amount of your Annual Bonus payout, if any, will be based on specific performance objectives which will be certified by the Compensation Committee of the Board of Directors (“Compensation Committee”). Final determination of your Annual Bonus is at the discretion of the Compensation Committee. As such, the pay out of your Annual Bonus is not guaranteed. You will separately receive the terms and conditions for your Annual Bonus for 2024.
Performance Share Units (“PSUs”): Subject to shareholders’ approval to increase the number of authorized shares at Groupon’s annual meeting on June 12, 2024, you will be eligible to earn 522,731 Performance Share Units (the “PSU Award”), which will be granted pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”). The PSU Award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the PSU Award. The actual number of PSUs earned, if any, for the PSU Award will be determined by the achievement of specific objectives and satisfying other conditions as determined by the Compensation Committee. Any PSUs earned under the PSU Award will be paid in shares of Groupon Common Stock. If shareholders do not approve to increase the number of authorized shares at Groupon’s annual meeting, the PSU Award is null and void and the PSU Award will be forfeited.

Severance Benefit Agreement: You will be eligible to receive an updated Severance Benefits Agreement (“SBA”), which, following your execution thereof, will take effect on that date.

Annual Base Salary: Your annualized base salary will not change and will remain as $450,000, less withholding and deductions. Your position is exempt from overtime pay, so your salary will compensate you for all hours worked. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

This is in consideration for your continued employment and adherence to the terms of the Employee Innovations and Proprietary Rights Assignment Agreement (“EIPRAA”) or Confidentiality, Intellectual Property and Restrictive Covenants Agreement (“CIPRA”), whichever document you signed at the time of hire or thereafter.

All other terms of your employment at Groupon, including your “at will” employment, remain unchanged. Groupon reserves the right to modify the terms of your compensation in the future.

Thank you very much for your contribution to Groupon. Please contact hr@groupon.com if you have any questions about the information above.

Please signify your acceptance of this offer by signing and returning this letter to Groupon.
Sincerely,

Dusan Senkypl
CEO

Accepted and agreed:

_/s/ Jiri Ponrt_________________________    ________5/6/2024_________________
Jiri Ponrt                        Date